For immediate release

Bell investing $854 million in Montréal to bring the fastest broadband fibre technology directly to homes and businesses across the city

Investment to create an estimated 2,700 new jobs, $2.2 billion in economic activity
Direct fibre links to be available to 1.1 million residences and business locations
One of Bell’s largest-ever infrastructure projects closely coordinated with City of Montréal
Québec to be one of the most-connected broadband jurisdictions in North America

MONTRÉAL, March 27, 2017 – Bell today announced it will invest a further $854 million to bring direct fibre links and the fastest Internet speeds available to more homes and businesses throughout Montréal. Bell’s fibre to the home (FTTH) connections will ultimately reach a total of 1.1 million residences and business locations throughout Québec’s largest metropolis.

“Bell was founded in Montréal in 1880 and ever since we have led the way in delivering the latest communications innovations to the city and the country. Now, our plan to directly connect more than a million homes and businesses here with the fastest broadband fibre technology will ensure Montréal’s place at the forefront of global Smart Cities,” said George Cope, President and CEO of BCE and Bell Canada. “Bell’s leadership in next-generation networks has transformed our company into the growth leader in broadband Internet, TV and wireless. By connecting everyone in Montréal with the best in broadband, Bell is enabling the benefits of increased innovation and economic growth for our home city now and into the future.”

“I’m delighted that our city will soon rank among the best in broadband connections and ultra-fast downloading and uploading speeds,” said Denis Coderre, Mayor of Montréal. “There is a direct and positive correlation between access to an ultra-fast Internet network and a community’s economic development. Especially for a city like Montréal, known for its dynamic digital sector and the expertise of its cutting-edge industries like video gaming, aerospace and health technologies, today’s announcement packs tremendous economic potential.”

“Starting in 2013, my administration wanted to position Montréal as an innovative, digital city. So it’s no coincidence that private companies are increasingly making Montréal their home. The announcement that Bell is investing $854 million in new communications infrastructure will without a doubt allow us to attract even more leading-edge businesses. This will be among the many advantages Montréal has to offer in terms of digital infrastructure,” said Mayor Coderre.

The $854 million investment is fully funded by Bell and represents the largest-ever communications infrastructure project in Québec. Based on the results of previous fibre projects in Québec City, Toronto and other major urban centres, Bell estimates the Montréal project will create approximately 2,700 direct and indirect jobs in Québec and an additional $2.2 billion in new economic activity. Bell is partnering with a large number of local suppliers, including Asplundh, Effigis Geo-Solutions, G-TEK, Infrastructel, Telecon, TCI and TRJ Télécom, to complete the project.

Bell’s expansion will install more than 7,000 kilometres of new fibre and upgrade 25 central offices across Montréal. More than 90% of Bell’s network in the city is on aerial structures already in place, which will help to speed the deployment of the new fibre links. Working closely with the city to manage the deployment, Bell is partnering with Montréal’s 3-1-1 information service to answer questions from residents about the project, and updates on service availability can be found at Bell.ca/Mtl.

Last month, the City of Montréal announced the development of a central point of contact for public utility companies: telecommunications, cable, electricity and natural gas. The objective of this single contact point is to improve the management and integration of all partners’ work in order to minimize disturbance to local residents.

Bell’s fibre technology leadership
The fastest technology now and built for the future, Bell’s broadband FTTH network enables the Gigabit Fibe Internet service that is already available in several thousand locations in Montréal.

Bell Gigabit Fibe delivers download speeds up to a full gigabit (1000 megabits per second), meaning customers can for example download 100 photos or songs in 3 seconds, or an entire HD movie in 7 seconds. Fibe’s unmatched upload speeds also make it the ideal choice for business, education and health services, gaming, social media and other applications that require customers to quickly upload large amounts of data.

Bell’s proven and flexible FTTH technology will enable the delivery of Internet access speeds of up to 10 gigabit and 40 gigabit in future.

“Ultra fast networks are a vital component of Montréal’s Smart City strategy, and Bell’s broadband fibre and wireless networks are playing a key role in the transformation of the city’s economy,” said Martine Turcotte, Bell’s Vice Chair, Québec. “Bell is extremely proud of the contribution we’ve made to Montréal’s social and economic growth over the last 137 years. As we celebrate our home city’s 375th birthday, Bell is providing the next-generation communications infrastructure that will open up incredible new opportunities for innovation and growth across business, education, public services and other key sectors of the community.”

Montréal joins a growing number of centres across Québec that are fully wired with Bell fibre – including Québec City, launched in 2012 as Bell’s first full urban fibre deployment. The addition of more than a million locations in Montréal makes Québec one of the most-connected broadband jurisdictions in North America. By the end of the year, Bell fibre will reach approximately 40% of homes and businesses throughout Québec.

Independent testing found that FTTH networks like Bell’s outperformed all other wireline broadband technologies when it comes to meeting or exceeding advertised speeds, providing superfast download and upload speeds with the best web-browsing performance during both peak and off-peak hours. To learn more about Bell fibre technology and Gigabit Fibe service, please visit Bell.ca/Fibe.

About Bell
Headquartered in Montréal since its founding in 1880, Bell is Canada’s largest communications company, providing consumers and business customers with wireless, TV, Internet, home phone and business communications services. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home, and digital media. For more information, please visit Bell.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day, and significant Bell funding of mental health care and access, research and workplace leadership initiatives. To learn more, please visit Bell.ca/LetsTalk.

Caution concerning forward-looking statements
Certain statements made in this news release are forward-looking statements. These statements include, without limitation, statements relating to the proposed deployment in Montréal of Bell’s FTTH broadband fibre technology to ultimately 1.1 million residences and business locations, the value of the planned investment, the number of jobs and economic and other benefits expected to result from the planned network deployment, the expected timeframe of the deployment of Bell’s fibre to approximately 40% of residences and businesses throughout Québec, and other statements that are not historical facts. Forward-looking statements are typically identified by the words assumption, goal, guidance, objective, outlook, project, strategy, target and other similar expressions or future or conditional verbs such as aim, anticipate, believe, could, expect, intend, may, plan, seek, should, strive and will. All such forward-looking statements are made pursuant to the ‘safe harbour’ provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations as of March 27, 2017 and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. The proposed network deployment, and the expected timeframe, are subject to risks including, without limitation, the timely supply of parts and equipment, and the costs thereof, by suppliers and contractors. Accordingly, there can be no assurance that the proposed network deployment will be completed or that it will be completed within the expected timeframe. The value of the planned investment assumes our ability to access or generate the necessary sources of capital. However, there can be no certainty that the required sources of capital will be available with the result that the actual investment made by us could materially differ from current expectations. There can also be no assurance that the employment and economic and other benefits expected to result from the proposed network deployment will be realized.

The proposed network deployment could also be impacted by our operational risks. Please refer to BCE’s 2016 Annual MD&A dated March 2, 2017 (included in the BCE 2016 Annual Report) , for a detailed description of such risks, filed by BCE with the Canadian provincial securities regulatory authorities (available at Sedar.com) and with the U.S. Securities and Exchange Commission (available at SEC.gov). These documents are also available at BCE.ca.

Media inquiries:

Bell
Marie-Eve Francoeur
514-391-5263
marie-eve.francoeur@bell.ca
@Bell—News

City of Montréal
Marc-André Gosselin
514-290-1194
marc-andreg.gosselin@ville.montreal.qc.ca

Investor inquiries:

Bell
Thane Fotopoulos
514-870-4619
thane.fotopoulos@bell.ca

“Notwithstanding any reference to BCE Inc.’s Web site on the World Wide Web in the documents attached hereto, the information contained in BCE Inc.’s site or any other site on the World Wide Web referred to in BCE Inc.’s site is not a part of this Form 6-K and, therefore, is not furnished to the Securities and Exchange Commission.”